Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Total System Services, Inc.

   2012 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-181790) on Form S-8 of Total System Services, Inc. of our report dated April 11, 2014, with respect to the statements of financial condition of the Total System Services, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2013 and 2012, and the related statements of operations and changes in plan equity for the year ended December 31, 2013 and the period from inception (July 1, 2012) to December 31, 2012, which report appears in the December 31, 2013 annual report on Form 11-K of the Total System Services, Inc. 2012 Employee Stock Purchase Plan, included as Exhibit 99.1 to the December 31, 2013 annual report on Form 10-K/A Amendment No. 1 of Total System Services, Inc.

/s/ KPMG LLP

Atlanta, Georgia

April 11, 2014